Exhibit 99.1

Contact:Anthony D. Ishaug

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

Minneapolis, MN (April 17, 2024)  -  Winmark Corporation (Nasdaq: WINA) announced today net income for the quarter ended March 30, 2024 of $8,819,000 or $2.41 per share diluted compared to net income of $8,942,700 or $2.49 per share diluted in 2023.  Results during the quarter were impacted by the Company’s decision in May 2021 to run-off its leasing portfolio

“Performance during the first quarter was adequate,” commented Brett D. Heffes, Chair and Chief Executive Officer.

Winmark - the Resale Company®, is a nationally recognized franchisor focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At March 30, 2024, there were 1,327 franchises in operation and over 2,800 available territories.  An additional 73 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	March 30, 2024	December 30, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$22,872,200	$13,361,500
Restricted cash	—	25,000
Receivables, net	1,688,600	1,475,300
Net investment in leases - current	34,100	75,100
Income tax receivable	—	31,400
Inventories	420,900	386,100
Prepaid expenses	1,265,600	1,392,100
Total current assets	26,281,400	16,746,500

Property and equipment, net	1,649,400	1,669,800
Operating lease right of use asset	2,351,700	2,425,900
Intangible assets, net	2,905,800	2,994,300
Goodwill	607,500	607,500
Other assets	487,800	471,300
Deferred income taxes	4,052,400	4,052,400
	$38,336,000	$28,967,700

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Notes payable, net	$4,217,900	$4,217,900
Accounts payable	1,296,300	1,719,400
Income tax payable	2,469,000	—
Accrued liabilities	4,734,000	2,858,200
Deferred revenue	1,657,300	1,666,100
Total current liabilities	14,374,500	10,461,600
Long-Term Liabilities:
Line of credit/Term loan	30,000,000	30,000,000
Notes payable, net	33,794,300	34,848,800
Deferred revenue	7,744,400	7,657,500
Operating lease liabilities	3,566,600	3,715,800
Other liabilities	1,435,300	1,440,100
Total long-term liabilities	76,540,600	77,662,200
Shareholders’ Equity (Deficit):
Common stock, no par, 10,000,000 shares authorized, 3,4997,430 and 3,496,977 shares issued and outstanding	8,324,700	7,768,800
Retained earnings (accumulated deficit)	(60,903,800)	(66,924,900)
Total shareholders’ equity (deficit)	(52,579,100)	(59,156,100)
	$38,336,000	$28,967,700

Winmark Corporation

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Revenue:
Royalties	$17,268,700	$16,747,700
Leasing income	836,800	1,637,000
Merchandise sales	1,110,500	1,276,000
Franchise fees	364,500	378,200
Other	529,000	484,700
Total revenue	20,109,500	20,523,600
Cost of merchandise sold	1,038,900	1,187,300
Leasing expense	36,600	316,400
Provision for credit losses	(1,500)	(4,600)
Selling, general and administrative expenses	6,817,300	6,636,100
Income from operations	12,218,200	12,388,400
Interest expense	(737,700)	(797,600)
Interest and other income	187,900	125,700
Income before income taxes	11,668,400	11,716,500
Provision for income taxes	(2,849,400)	(2,773,800)
Net income	$8,819,000	$8,942,700
Earnings per share - basic	$2.52	$2.58
Earnings per share - diluted	$2.41	$2.49
Weighted average shares outstanding - basic	3,497,261	3,460,720
Weighted average shares outstanding - diluted	3,661,367	3,594,234

Winmark Corporation

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
OPERATING ACTIVITIES:
Net income	$8,819,000	$8,942,700
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	108,300	104,000
Amortization of intangible assets	88,500	88,500
Provision for credit losses	(1,500)	(4,600)
Compensation expense related to stock options	485,900	475,900
Deferred income taxes	—	24,200
Operating lease right of use asset amortization	74,200	66,900
Tax benefits on exercised stock options	—	77,700
Change in operating assets and liabilities:
Receivables	(213,300)	(143,200)
Principal collections on lease receivables	62,300	423,800
Income tax receivable/payable	2,500,400	2,490,900
Inventories	(34,800)	356,300
Prepaid expenses	126,500	422,400
Other assets	(16,600)	(40,400)
Accounts payable	(423,100)	(678,300)
Accrued and other liabilities	1,729,800	1,140,200
Rents received in advance and security deposits	(19,700)	(194,200)
Deferred revenue	78,100	297,700
Net cash provided by operating activities	13,364,000	13,850,500
INVESTING ACTIVITIES:
Purchase of property and equipment	(87,900)	(5,500)
Net cash used for investing activities	(87,900)	(5,500)
FINANCING ACTIVITIES:
Payments on notes payable	(1,062,500)	(1,062,500)
Proceeds from exercises of stock options	70,000	590,400
Dividends paid	(2,797,900)	(2,421,900)
Net cash used for financing activities	(3,790,400)	(2,894,000)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	9,485,700	10,951,000
Cash, cash equivalents and restricted cash, beginning of period	13,386,500	13,680,600
Cash, cash equivalents and restricted cash, end of period	$22,872,200	$24,631,600
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$725,700	$791,500
Cash paid for income taxes	$349,100	$181,200

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Balance Sheets to the total of the same amounts shown above:
	Three Months Ended
	March 30, 2024	April 1, 2023
Cash and cash equivalents	$22,872,200	$24,551,600
Restricted cash	—	80,000
Total cash, cash equivalents and restricted cash	$22,872,200	$24,631,600